Exhibit 99.1

[LOGO] COMMERCIAL CAPITAL BANCORP, INC.

Contact: Stephen H. Gordon        Chairman & CEO       Telephone: (949) 585-7500
         Christopher G. Hagerty   EVP & CFO            Facsimile: (949) 585-0174

           COMMERCIAL CAPITAL BANCORP, INC. HAS NO REIT SUBSIDIARIES, THEREFORE NO IMPACT FROM RECENT CALIFORNIA STATE TAX REVISIONS

IRVINE, CA - January 9, 2004 - In response to recent public announcements made by other financial institutions regarding the revision of certain Real Estate Investment Trust ("REIT") related tax laws by the State of California Franchise Tax Board, Commercial Capital Bancorp, Inc. ("CCBI" or the "Company"), (NASDAQ:
"CCBI"), announced today that it does not have, nor has it ever had, any REIT subsidiaries, and therefore has no exposure to, nor any impact from, this matter.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At September 30, 2003, CCBI had total assets of $1.45 billion, was the 4th largest multi-family lender in California during the 12 months ended September 30, 2003 (source: Dataquick Information Systems) and had originated approximately $2.8 billion in multi-family and commercial real estate loans through September 30, 2003. Commercial Capital Bank, the Company's bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company's headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the second quarter of 2004.

This press release may include forward-looking statements (related to each company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.